 Exhibit 99.2

ENSERVCO CEO Rick Kasch Named Chairman of the Board, Succeeding Departing Michael Herman

DENVER, CO--(Marketwired - December 03, 2014) - ENSERVCO Corporation (NYSE MKT: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced that CEO Rick Kasch, a current director, has been appointed Chairman of the Board. Kasch succeeds Michael Herman, who resigned from the Board to pursue other interests. The Company has initiated a search for a fifth Board member.

"As a co-founder in 2006, Mike has been instrumental in shaping ENSERVCO's growth trajectory and establishing the Company as a leading diversified provider of well-site services to major oil and gas producers throughout the United States," said Kasch. "We recently reported record revenues and are now entering our highest revenue quarters with expectations for a strong finish to the year and a fast start to 2015. With an expanded fleet, growing market share and a solid balance sheet, we have never been stronger as a Company. I appreciate the Board's confidence and look forward to leading ENSERVCO into the future with my added responsibilities as Chairman."

"I am proud of what we have achieved at ENSERVCO during my tenure as chairman and am confident that Rick and his management team will continue to build on our already successful foundation," said Herman. "Recent initiatives to balance our services mix with less seasonal and recurring revenue streams have better positioned ENSERVCO to deliver consistent cash flow growth and enhance shareholder value.

"As part of my transition, I am selling one million shares of restricted stock to pursue endeavors involving my family," Herman added. "I am pleased that the shares are being purchased by our second largest shareholder, reflecting our shared confidence in the Company's long-term prospects."

About ENSERVCO

Through its operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac heating and fluid management services. The Company owns and operates a fleet of more than 250 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO serves customers in seven major domestic oil and gas fields, and operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 20, 2014. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contacts:
Pfeiffer High Investor Relations, Inc.
Jay Pfeiffer
Phone 303-393-7044
Email: jay@pfeifferhigh.com